Exhibit 99.1

ORCHID ISLAND CAPITAL ANNOUNCES Third QUARTER 2024 RESULTS

VERO BEACH, Fla. (October 24, 2024) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended September 30, 2024.

Third Quarter 2024 Results

●	Net income of $17.3 million, or $0.24 per common share, which consists of:
●	Net interest income of $0.3 million, or less than $0.01 per common share
●	Total expenses of $4.3 million, or $0.06 per common share
●	Net realized and unrealized gains of $21.2 million, or $0.29 per common share, on RMBS and derivative instruments, including net interest income on interest rate swaps
●	Third quarter dividends declared and paid of $0.36 per common share
●	Book value per common share of $8.40 at September 30, 2024
●	Total return of 2.10%, comprised of $0.36 dividend per common share and $0.18 decrease in book value per common share, divided by beginning book value per common share

Other Financial Highlights

●	Orchid maintained a strong liquidity position of $326.7 million in cash and cash equivalents and unpledged securities, or approximately 50% of stockholders' equity as of September 30, 2024
●	Borrowing capacity in excess of September 30, 2024 outstanding repurchase agreement balances of $5,230.9 million, spread across 25 active lenders
●	Company to discuss results on Friday, October 25, 2024, at 10:00 AM ET
●	Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com

Management Commentary

Commenting on the third quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The long-awaited impacts of tight monetary policy orchestrated by the Federal Reserve appear to have finally had the desired impacts on inflation and the imbalances in the labor market. Inflation is closing in on the Fed’s 2% target and hiring and wage growth are slowing while the unemployment rate has steadily risen. In contrast, growth in the economy and consumer spending have remained robust throughout. In late September the Fed reduced the overnight funding rate by 50 basis points, and the market anticipated it was the first of many such cuts.  Unfortunately, the non-farm payroll report for September 2024, released in early October, as well as the latest readings on inflation and spending, imply the magnitude and urgency of additional rate cuts by the Fed may differ with those market expectations.

“For the third quarter of 2024 Orchid Island generated an economic return of 2.1%, not annualized.  We have maintained the dividend rate at $0.12 per month which, based on yesterday’s closing price of $7.80, represents a dividend yield of approximately 18.5%. Our portfolio positioning continues to be predominantly focused on a barbell strategy with 30-year, fixed rate Agency RMBS, while our hedges are more focused and have a longer duration bias to protect the portfolio against an unanticipated rise in longer term rates.  This positioning was not optimal during the current quarter, as interest rates decreased significantly, leading to a modest decline in our book value, but we made modest changes to our positioning since quarter end to better balance the anticipated outcomes for different rate movements. However, we continue to view a bear-steepening of the yield curve as the greatest risk to the portfolio.

“We were able to raise additional capital at attractive levels via our ATM program and increase the size of the portfolio while maintaining leverage levels. Looking forward, we anticipate investment opportunities to remain attractive with potential total returns that could improve if the Fed were to continue easing monetary policy.  Absent such a development, total returns available today are still quite attractive and hedged net-interest spreads are ample in relation to the current dividend level.”

Details of Third Quarter 2024 Results of Operations

The Company reported net income of $17.3 million for the three month period ended September 30, 2024, compared with a net loss of $80.1 million for the three month period ended September 30, 2023. Interest income on the portfolio in the third quarter was up approximately $14.6 million from the second quarter of 2024. The yield on our average Agency RMBS increased from 5.05% in the second quarter of 2024 to 5.43% for the third quarter of 2024, and our repurchase agreement borrowing costs increased from 5.34% for the second quarter of 2024 to 5.62% for the third quarter of 2024. Book value decreased by $0.18 per share in the third quarter of 2024. The decrease in book value reflects our net income of $0.24 per share and the dividend distribution of $0.36 per share. The Company recorded net realized and unrealized gains of $21.2 million on Agency RMBS assets and derivative instruments, including net interest income on interest rate swaps.

Prepayments

For the quarter ended September 30, 2024, Orchid received $137.7 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 8.8%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

		Structured
	PT RMBS	RMBS	Total
Three Months Ended	Portfolio (%)	Portfolio (%)	Portfolio (%)
September 30, 2024	8.8	6.4	8.8
June 30, 2024	7.6	7.1	7.6
March 31, 2024	6.0	5.9	6.0
December 31, 2023	5.4	7.9	5.5
September 30, 2023	6.1	5.7	6.0
June 30, 2023	5.6	7.0	5.6
March 31, 2023	3.9	5.7	4.0

Portfolio

The following tables summarize certain characteristics of Orchid’s PT RMBS (as defined below) and structured RMBS as of September 30, 2024 and December 31, 2023:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
September 30, 2024
Fixed Rate RMBS	$5,427,069	99.7%	4.94%	327	1-Oct-54
Interest-Only Securities	15,382	0.3%	4.01%	214	25-Jul-48
Inverse Interest-Only Securities	353	0.0%	0.00%	264	15-Jun-42
Total Mortgage Assets	$5,442,804	100.0%	4.90%	325	1-Oct-54
December 31, 2023
Fixed Rate RMBS	$3,877,082	99.6%	4.33%	334	1-Nov-53
Interest-Only Securities	16,572	0.4%	4.01%	223	25-Jul-48
Inverse Interest-Only Securities	358	0.0%	0.00%	274	15-Jun-42
Total Mortgage Assets	$3,894,012	100.0%	4.30%	331	1-Nov-53

($ in thousands)
	September 30, 2024		December 31, 2023
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$3,692,047	67.8%	$2,714,192	69.7%
Freddie Mac	1,750,757	32.2%	1,179,820	30.3%
Total Portfolio	$5,442,804	100.0%	$3,894,012	100.0%

	September 30, 2024	December 31, 2023
Weighted Average Pass-through Purchase Price	$102.72	$104.10
Weighted Average Structured Purchase Price	$18.74	$18.74
Weighted Average Pass-through Current Price	$98.89	$95.70
Weighted Average Structured Current Price	$14.02	$13.51
Effective Duration (1)	3.490	4.400

(1)

Effective duration is the approximate percentage change in price for a 100 basis point change in rates. An effective duration of 3.490 indicates that an interest rate increase of 1.0% would be expected to cause a 3.490% decrease in the value of the RMBS in the Company’s investment portfolio at September 30, 2024. An effective duration of 4.400 indicates that an interest rate increase of 1.0% would be expected to cause a 4.400% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2023. These figures include the structured securities in the portfolio, but do not include the effect of the Company’s funding cost hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of September 30, 2024, the Company had outstanding repurchase obligations of approximately $5,230.9 million with a net weighted average borrowing rate of 5.24%. These agreements were collateralized by RMBS with a fair value, including accrued interest, of approximately $5,461.0 million and cash pledged to counterparties of approximately $9.2 million. The Company’s adjusted leverage ratio, defined as the balance of repurchase agreement liabilities divided by stockholders' equity, at September 30, 2024 was 8.0 to 1. At September 30, 2024, the Company’s liquidity was approximately $326.7 million consisting of cash and cash equivalents and unpledged RMBS. To enhance our liquidity even further, we may pledge more of our structured RMBS as part of a repurchase agreement funding, but retain the cash in lieu of acquiring additional assets.  In this way we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash. Below is a list of our outstanding borrowings under repurchase obligations at September 30, 2024.

($ in thousands)
			Weighted	Weighted
	Total		Average	Average
	Outstanding	% of	Borrowing	Maturity
Counterparty	Balances	Total	Rate	in Days
ABN AMRO Bank N.V.	$381,192	7.29%	5.37%	15
Merrill Lynch, Pierce, Fenner & Smith	379,748	7.26%	5.20%	35
ASL Capital Markets Inc.	346,397	6.62%	5.35%	31
Cantor Fitzgerald & Co	289,468	5.53%	5.30%	11
DV Securities, LLC Repo	274,284	5.24%	5.24%	19
Mitsubishi UFJ Securities (USA), Inc	263,580	5.04%	5.35%	23
J.P. Morgan Securities LLC	254,798	4.87%	5.33%	9
Banco Santander SA	248,472	4.75%	5.33%	49
Daiwa Securities America Inc.	247,191	4.73%	5.04%	28
Citigroup Global Markets Inc	244,746	4.68%	5.04%	25
Wells Fargo Bank, N.A.	241,641	4.62%	5.29%	16
ING Financial Markets LLC	225,593	4.31%	5.01%	39
Marex Capital Markets Inc.	223,192	4.27%	5.00%	21
Goldman, Sachs & Co	208,485	3.99%	5.32%	16
Bank of Montreal	204,522	3.91%	5.31%	15
South Street Securities, LLC	194,516	3.72%	5.20%	19
Clear Street LLC	193,535	3.70%	5.21%	48
Mirae Asset Securities (USA) Inc.	193,120	3.69%	5.26%	26
StoneX Financial Inc.	159,098	3.04%	5.03%	21
The Bank of Nova Scotia	149,958	2.87%	5.29%	15
RBC Capital Markets, LLC	143,225	2.74%	5.31%	45
Nomura Securities International, Inc.	75,278	1.44%	5.31%	15
Lucid Prime Fund, LLC	48,322	0.92%	5.29%	17
Wells Fargo Securities, LLC	23,004	0.44%	5.06%	25
Lucid Cash Fund USG LLC	17,506	0.33%	5.31%	17
Total / Weighted Average	$5,230,871	100.00%	5.24%	25

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts. The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented. At September 30, 2024, such instruments were comprised of U.S. Treasury note (“T-Note”) and Secured Overnight Financing Rate ("SOFR") futures contracts, interest rate swap agreements and contracts to sell to-be-announced ("TBA") securities.

The table below presents information related to the Company’s T-Note and SOFR futures contracts at September 30, 2024.

($ in thousands)
	September 30, 2024
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
T-Note Futures Contracts (Short Positions)(2)
December 2024 10-year T-Note futures (Dec 2024 - Dec 2034 Hedge Period)	$12,500	3.73%	3.62%	$(88)
SOFR Futures Contracts (Short Positions)
December 2024 3-Month SOFR futures (Sep 2024 - Dec 2024 Hedge Period)	$241,250	4.78%	4.73%	$(110)
March 2025 3-Month SOFR futures (Dec 2024 - Mar 2025 Hedge Period)	129,250	4.23%	4.04%	(242)
June 2025 3-Month SOFR futures (Mar 2025 - Jun 2025 Hedge Period)	129,000	3.77%	3.52%	(333)
September 2025 3-Month SOFR futures (Jun 2025 - Sep 2025 Hedge Period)	129,000	3.49%	3.21%	(356)
December 2025 3-Month SOFR futures (Sep 2025 - Dec 2025 Hedge Period)	129,000	3.31%	3.07%	(320)
March 2026 3-Month SOFR futures (Dec 2025 - Mar 2026 Hedge Period)	129,000	3.21%	3.00%	(275)
June 2026 3-Month SOFR futures (Mar 2026 - Jun 2026 Hedge Period)	104,000	3.15%	2.97%	(178)
September 2026 3-Month SOFR futures (Jun 2026 - Sep 2026 Hedge Period)	104,000	3.11%	2.98%	(137)
December 2026 3-Month SOFR futures (Sep 2026 - Dec 2026 Hedge Period)	29,000	3.34%	3.01%	(96)
March 2027 3-Month SOFR futures (Dec 2026 - Mar 2027 Hedge Period)	16,250	3.10%	3.04%	(10)

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.
(2)	10-Year T-Note futures contracts were valued at a price of $114.28. The contract values of the short positions were $14.3 million.

The table below presents information related to the Company’s interest rate swap positions at September 30, 2024.

($ in thousands)
		Average
		Fixed	Average	Average
	Notional	Pay	Receive	Maturity
	Amount	Rate	Rate	(Years)
Expiration > 1 to ≤ 5 years	$1,450,000	1.69%	5.41%	3.6
Expiration > 5 years	2,036,800	3.55%	5.35%	7.2
	$3,486,800	2.78%	5.37%	5.7

The following table summarizes our contracts to sell TBA securities as of September 30, 2024.

($ in thousands)
	Notional
	Amount			Net
	Long	Cost	Market	Carrying
	(Short)(1)	Basis(2)	Value(3)	Value(4)
September 30, 2024
30-Year TBA securities:
3.0%	$(300,000)	$(271,195)	$(269,027)	$2,168
	$(300,000)	$(271,195)	$(269,027)	$2,168

(1)	Notional amount represents the par value (or principal balance) of the underlying Agency RMBS.
(2)	Cost basis represents the forward price to be paid (received) for the underlying Agency RMBS.
(3)	Market value represents the current market value of the TBA securities (or of the underlying Agency RMBS) as of period-end.
(4)

Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities) at fair value in our balance sheets.

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share data)
Year	Per Share Amount	Total
2013	$6.975	$4,662
2014	10.800	22,643
2015	9.600	38,748
2016	8.400	41,388
2017	8.400	70,717
2018	5.350	55,814
2019	4.800	54,421
2020	3.950	53,570
2021	3.900	97,601
2022	2.475	87,906
2023	1.800	81,127
2024 - YTD(1)	1.200	76,738
Totals	$67.650	$685,335

(1)

On October 16, 2024, the Company declared a dividend of $0.12 per share to be paid on November 27, 2024. The effect of this dividend is included in the table above but is not reflected in the Company’s financial statements as of September 30, 2024.

Book Value Per Share

The Company's book value per share at September 30, 2024 was $8.40. The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At September 30, 2024, the Company's stockholders' equity was $656.0 million with 78,082,645 shares of common stock outstanding.

Capital Allocation and Return on Invested Capital

The Company allocates capital to two RMBS sub-portfolios, the pass-through RMBS portfolio, consisting of mortgage pass-through certificates issued by Fannie Mae, Freddie Mac or Ginnie Mae (the “GSEs”) and collateralized mortgage obligations (“CMOs”) issued by the GSEs (“PT RMBS”), and the structured RMBS portfolio, consisting of interest-only (“IO”) and inverse interest-only (“IIO”) securities. As of September 30, 2024, approximately 97.1% of the Company’s investable capital (which consists of equity in pledged PT RMBS, available cash and unencumbered assets) was deployed in the PT RMBS portfolio. At June 30, 2024, the allocation to the PT RMBS portfolio was approximately 96.2%.

The table below details the changes to the respective sub-portfolios during the quarter.

(in thousands)
Portfolio Activity for the Quarter
		Structured Security Portfolio
			Inverse
	Pass-	Interest	Interest
	Through	Only	Only
	Portfolio	Securities	Securities	Sub-total	Total
Market value - June 30, 2024	$4,509,084	$16,447	$224	$16,671	$4,525,755
Securities purchased	959,202	-	-	-	959,202
Securities sold	(66,509)	-	-	-	(66,509)
Gains on sales	510	-	-	-	510
Return of investment	n/a	(581)	-	(581)	(581)
Pay-downs	(137,137)	n/a	n/a	n/a	(137,137)
Discount accretion due to pay-downs	5,048	n/a	n/a	n/a	5,048
Mark to market gains (losses)	156,871	(484)	129	(355)	156,516
Market value - September 30, 2024	$5,427,069	$15,382	$353	$15,735	$5,442,804

The tables below present the allocation of capital between the respective portfolios at September 30, 2024 and June 30, 2024, and the return on invested capital for each sub-portfolio for the three month period ended September 30, 2024.

($ in thousands)
Capital Allocation
		Structured Security Portfolio
			Inverse
	Pass-	Interest	Interest
	Through	Only	Only
	Portfolio	Securities	Securities	Sub-total	Total
September 30, 2024
Market value	$5,427,069	$15,382	$353	$15,735	$5,442,804
Cash	333,717	-	-	-	333,717
Borrowings(1)	(5,230,871)	-	-	-	(5,230,871)
Total	$529,915	$15,382	$353	$15,735	$545,650
% of Total	97.1%	2.8%	0.1%	2.9%	100.0%
June 30, 2024
Market value	$4,509,084	$16,447	$224	$16,671	$4,525,755
Cash	257,011	-	-	-	257,011
Borrowings(2)	(4,345,704)	-	-	-	(4,345,704)
Total	$420,391	$16,447	$224	$16,671	$437,062
% of Total	96.2%	3.8%	0.1%	3.8%	100.0%

(1)

At September 30, 2024, there were outstanding repurchase agreement balances of $12.7 million secured by IO securities and $0.3 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

(2)

At June 30, 2024, there were outstanding repurchase agreement balances of $13.5 million secured by IO securities and $0.2 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

The return on invested capital in the PT RMBS and structured RMBS portfolios was approximately 5.1% and (0.2)%, respectively, for the third quarter of 2024. The combined portfolio generated a return on invested capital of approximately 4.9%.

($ in thousands)
Returns for the Quarter Ended September 30, 2024
		Structured Security Portfolio
			Inverse
	Pass-	Interest	Interest
	Through	Only	Only
	Portfolio	Securities	Securities	Sub-total	Total
Income (net of borrowing cost)	$21	$319	$-	$319	$340
Realized and unrealized gains (losses)	162,429	(484)	129	(355)	162,074
Derivative losses	(140,825)	n/a	n/a	n/a	(140,825)
Total Return	$21,625	$(165)	$129	$(36)	$21,589
Beginning Capital Allocation	$420,391	$16,447	$224	$16,671	$437,062
Return on Invested Capital for the Quarter(1)	5.1%	(1.0)%	57.6%	(0.2)%	4.9%
Average Capital Allocation(2)	$475,153	$15,915	$289	$16,204	$491,357
Return on Average Invested Capital for the Quarter(3)	4.6%	(1.0)%	44.6%	(0.2)%	4.4%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.
(2)	Calculated using two data points, the Beginning and Ending Capital Allocation balances.
(3)	Calculated by dividing the Total Return by the Average Capital Allocation, expressed as a percentage.

Stock Offerings

On October 29, 2021, we entered into an equity distribution agreement (the “October 2021 Equity Distribution Agreement”) with four sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 9,742,188 shares under the October 2021 Equity Distribution Agreement for aggregate gross proceeds of approximately $151.8 million, and net proceeds of approximately $149.3 million, after commissions and fees, prior to its termination in March 2023.

On March 7, 2023, we entered into an equity distribution agreement (the “March 2023 Equity Distribution Agreement”) with three sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 24,675,497 shares under the March 2023 Equity Distribution Agreement for aggregate gross proceeds of approximately $228.8 million and net proceeds of approximately $225.0 million, after commissions and fees, prior to its termination in June 2024.

On June 11, 2024, we entered into an equity distribution agreement (the “June 2024 Equity Distribution Agreement”) with three sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. Through September 30, 2024, we issued a total of 15,309,022 shares under the June 2024 Equity Distribution Agreement for aggregate gross proceeds of approximately $128.6 million, and net proceeds of approximately $126.5 million, after commissions and fees. Subsequent to September 30, 2024, we issued a total of 332,000 shares under the June 2024 Equity Distribution Agreement for aggregate gross proceeds of approximately $2.7 million, and net proceeds of approximately $2.7 million, after commissions and fees.

Stock Repurchase Program

On July 29, 2015, the Company’s Board of Directors authorized the repurchase of up to 400,000 shares of our common stock. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. The authorization does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at the Company’s discretion without prior notice. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 904,564 shares of the Company’s common stock. Coupled with the 156,751 shares remaining from the original 400,000 share authorization, the increased authorization brought the total authorization to 1,061,316 shares, representing 10% of the Company’s then outstanding share count. On December 9, 2021, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 3,372,399 shares, bringing the remaining authorization under the stock repurchase program to 3,539,861 shares, representing approximately 10% of the Company’s then outstanding shares of common stock. On October 12, 2022, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 4,300,000 shares, bringing the remaining authorization under the stock repurchase program to 6,183,601 shares, representing approximately 18% of the Company’s then outstanding shares of common stock. This stock repurchase program has no termination date.

From the inception of the stock repurchase program through September 30, 2024, the Company repurchased a total of 5,144,602 shares at an aggregate cost of approximately $77.5 million, including commissions and fees, for a weighted average price of $15.07 per share. During the nine months ended September 30, 2024, the Company repurchased a total of 396,241 shares at an aggregate cost of approximately $3.3 million, including commissions and fees, for a weighted average price of $8.30 per share.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, October 25, 2024, at 10:00 AM ET. Participants can register and receive dial-in information at https://register.vevent.com/register/BI631347493dd04b38aa589f3e4b9f5a6d. A live audio webcast of the conference call can be accessed at https://edge.media-server.com/mmc/p/9wgzmhx7 or via the investor relations section of the Company's website at https://ir.orchidislandcapital.com. An audio archive of the webcast will be available for 30 days after the call.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass-through certificates, and CMOs issued by the GSEs, and (ii) structured Agency RMBS, such as IOs, IIOs and principal only securities, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, inflation, liquidity, pledging of our structured RMBS, funding levels and spreads, prepayment speeds, portfolio composition, positioning and repositioning, hedging levels, leverage ratio, dividends, investment and return opportunities, the supply and demand for Agency RMBS and the performance of the Agency RMBS sector generally, the effect of actual or expected actions of the U.S. government, including the Fed, market expectations, capital raising, future opportunities and prospects of the Company and general economic conditions, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:

Orchid Island Capital, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of September 30, 2024, and December 31, 2023, and the unaudited quarterly statements of operations for the nine and three months ended September 30, 2024 and 2023. Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	September 30, 2024	December 31, 2023
ASSETS:
Mortgage-backed securities, at fair value	$5,442,804	$3,894,012
U.S. Treasury securities, available-for-sale	99,467	148,820
Cash, cash equivalents and restricted cash	333,717	200,289
Accrued interest receivable	22,868	14,951
Derivative assets, at fair value	16,846	6,420
Receivable for investment securities and TBA transactions	177	-
Other assets	614	455
Total Assets	$5,916,493	$4,264,947

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$5,230,871	$3,705,649
Payable for investment securities and TBA transactions	68	60,454
Dividends payable	9,396	6,222
Derivative liabilities, at fair value	-	12,694
Accrued interest payable	16,372	7,939
Due to affiliates	1,177	1,013
Other liabilities	2,585	1,031
Total Liabilities	5,260,469	3,795,002
Total Stockholders' Equity	656,024	469,945
Total Liabilities and Stockholders' Equity	$5,916,493	$4,264,947
Common shares outstanding	78,082,645	51,636,074
Book value per share	$8.40	$9.10

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2024	2023	2024	2023
Interest income	$169,581	$128,030	$67,646	$50,107
Interest expense	(172,428)	(149,593)	(67,306)	(58,705)
Net interest (expense) income	(2,847)	(21,563)	340	(8,598)
Gains (losses) on RMBS and derivative contracts	47,351	(30,323)	21,249	(66,890)
Net portfolio income (loss)	44,504	(51,886)	21,589	(75,488)
Expenses	12,387	14,467	4,269	4,644
Net income (loss)	$32,117	$(66,353)	$17,320	$(80,132)
Other comprehensive income	38	16	48	16
Comprehensive net income (loss)	$32,155	$(66,337)	$17,368	$(80,116)

Basic and diluted net income (loss) per share	$0.53	$(1.58)	$0.24	$(1.68)
Weighted Average Shares Outstanding	60,700,959	42,103,532	72,377,373	47,773,409
Dividends Declared Per Common Share:	$1.080	$0.960	$0.360	$0.480

	Three Months Ended September 30,
Key Balance Sheet Metrics	2024	2023
Average RMBS(1)	$4,984,279	$4,447,098
Average repurchase agreements(1)	4,788,287	4,314,332
Average stockholders' equity(1)	605,978	478,463
Adjusted leverage ratio - as of period end(2)	8.0:1	9.5:1
Economic leverage ratio - as of period end(3)	7.6:1	8.5:1

Key Performance Metrics
Average yield on RMBS(4)	5.43%	4.51%
Average cost of funds(4)	5.62%	5.44%
Average economic cost of funds(5)	2.96%	3.18%
Average interest rate spread(6)	(0.19)%	(0.93)%
Average economic interest rate spread(7)	2.47%	1.33%

(1)	Average RMBS, borrowings and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)	The adjusted leverage ratio is calculated by dividing ending repurchase agreement liabilities by ending stockholders’ equity.
(3)	The economic leverage ratio is calculated by dividing ending total liabilities adjusted for net notional TBA positions by ending stockholders' equity.
(4)	Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the quarterly periods presented.
(5)	Represents the interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average borrowings.
(6)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.
(7)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.